[EXHIBIT 20.3]


                      MANAGEMENT AGREEMENT


      This Management Agreement ("Agreement") is made and entered into this __ day of April, 2004 (the "Effective Date") by and between King's Motorsports Inc. d/b/a Chicago Cycle, an Illinois corporation ("King's") and Giant Motorsports, Inc., a Nevada corporation ("Manager").

                            RECITALS

      A. On the Effective Date, Manager purchased from King's certain assets of King's associated with the operation of the King's retail motorcycle, all terrain vehicles and off-road vehicle dealership business located at 7320 N. Western Avenue, Chicago, Illinois (the "Business") pursuant to the terms of a certain Asset Purchase Agreement (the "Purchase Agreement") entered into by Manager, King's and certain other parties on even date herewith.

     B. Manager is required to apply for and receive dealership franchise approvals and the ability to finance the floor plan either through manufacturer approved floor plans or a third party floor plan (the "Manufacturer Approvals") from the motorcycle, all terrain vehicle manufacturers listed on Exhibit "A", attached
                                            ----------
hereto and incorporated by reference herein (the "Manufacturers") to independently operate parts of the Business.

      C. From the Effective Date until the date that all of the Manufacturer Approvals are obtained, the parties desire to have Manager operate the Business in accordance with the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in order to induce the parties to enter into the Purchase Agreement and to consummate the transactions contemplated thereby and in consideration of the foregoing recitals, the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                      TERMS AND CONDITIONS

       l.  Definitions.    Unless   otherwise   indicated,    all
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capitalized terms contained herein shall have the same meaning as defined in the Purchase Agreement.

      2.   Term.  Unless otherwise mutually agreed in writing  by
           ----
the parties, the term of this Agreement (the "Term") shall commence upon the Effective Date and shall terminate upon the earlier of the following:

           (a) The date upon which Manager notifies King's in writing that Manager has obtained the Manufacturer Approvals;

          (b)  The date four (4) months after the Effective Date;
or

           (c) The date upon which Manager notifies King's in writing that Manager is unable to obtain the Manufacturer
Approvals.

Notwithstanding   the   foregoing,  if   Manager   has   received
conditional  approval from each of the Manufacturers within  four
(4)  months  of  the Effective Date then the Term  will  continue




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until  such conditions are satisfied or until the parties  hereto agree that such conditions cannot be satisfied in a reasonable period of time.

If Manager has not received all required Manufacturer Approvals prior to the end of the Term, Manager will have the right to terminate this Agreement and require King's to repurchase the Business (the "Repurchase"). The Manager shall effectuate the Repurchase by providing written notice of the same to King's (the "Repurchase Notice"). King's shall repurchase all of the Acquired Assets for the Purchase Price set forth in the Purchase Agreement less One Million Two Hundred-Fifty Thousand Dollars ($1,250,000) (the "Repurchase Price"). The Closing on the Repurchase shall occur within thirty (30) days of King's receipt of the Repurchase Notice. The Repurchase Price shall be paid to Manager by (i) terminating the Note (as defined in Purchase Agreement); and (ii) the remainder of the Repurchase Price shall be paid in cash or otherwise immediately available funds at the closing of the Repurchase. In addition, King's and Manager covenant to the other that the Non-Competition Agreement between Manager and Jason Haubner, the Employment Agreement between
Manager and Jerry Fokas and the Lease entered into by Manager shall be terminated. Upon completion of the Repurchase and the full repayment of the Repurchase Price, all rights and obligations of Manager, King's and the other parties thereto under the Purchase Agreement shall be deemed terminated.

     3.   Manager's Duties.  As of the Effective Date, Manager
          ----------------
will be granted possession of all of the Acquired Assets and the authority to operate, and will be responsible for, all phases of the Business, including, without limitation, the hiring and discharge of all employees, employee compensation, determination of the selling prices of all products and services and the determination of the products and services to be sold, the identity of the suppliers from whom Manager will purchase its inventories and supplies and the prices at which such inventories and supplies will be purchased, credit terms, marketing and advertising activities and the payment of all liabilities. Manager shall pay all expenses in connection with the operation of the Business, including, without limitation, rent, utilities, insurance premiums, sales taxes and license fees, withholding, personal property and income taxes. Manager shall secure and maintain all required licenses and permits necessary to operate the Business. Except for Manager's use of King's dealership license registrations and Manufacturer floor-plan financing arrangements in accordance with the terms of the Agreement, Manager shall not make purchases on credit in King's' name. Manager shall not use the floor-plan financing provided by the Manufacturers or the Bank of Waukegan (collectively, the "Floor Plan Lenders") and which is personally guaranteed by Jason Haubner or Jerry Fokas to purchase any inventory other than inventory sold in the ordinary course of business at the Business. Manager shall have full power and authority to take all actions to bring about and maintain the Business, as determined in the sole discretion of the Manager.

      4.   Manager's Obligations.  Manager shall be the exclusive
           ---------------------
manager of the Business and shall provide King's with the services customarily provided in such Business, including the following:

           (a) Manager shall conduct the Business in a reputable manner in keeping with good practices in the industry, including but not limited to, remitting any payment due to a floor plan lender or a Manufacturer, as required in the ordinary course of business.

           (b) Manager shall keep all accounts and supervise all audits and bookkeeping.

           (c) Manager shall be responsible for the negotiation, execution, monitoring and handling of all Contracts required for the operation of the Business.

           (d) Manager shall maintain, at its expense, an adequate staff sufficient at all times to operate the Business and shall have exclusive authority to determine all terms and


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conditions  of  the employment of such personnel, including,  but not limited to, any hiring and firing decisions and the amount of compensation to be paid to such employees.

           (e) Manager shall prepare and file all federal, state and local tax returns, including sales tax returns, incident to the operation of the Business, and shall pay all taxes due thereon, together with interest and penalties, if any.

      5.   Income and Expenses.  Except as otherwise provided  in
           -------------------
the Purchase Agreement, Manager shall be responsible for paying all costs, damages and expenses associated with the Business and shall be entitled, as its salary for providing its management services hereunder, to all income derived from the operation of the Business during the Term.

       6.    Insurance.   Manager  will  maintain  all  insurance
             ---------
coverage in amounts reasonably acceptable to King's during the term hereof and will cause King's to be named as an additional insured on all of its liability insurance policies until expiration or termination of this Agreement.

      7.    Indemnification.   Manager will  indemnify  and  hold
            ---------------
harmless King's against any and all claims, liabilities, losses, costs or expenses, including, reasonable attorneys' fees and court costs, resulting from Manager's operation of the Business during the term hereof, except that Manager is not required to indemnify King's if any of the foregoing is attributable to (i) wrongful actions or omissions of King's, or (ii) any matter with respect to which King's has agreed to indemnify Manager under the terms of the Purchase Agreement.

      8.    Cooperation.  King's shall during the term hereof use
            -----------
its best efforts to cooperate with Manager in the use and maintenance of King's' agreements with the Manufacturers and shall undertake such reasonable filings, at no expense to King's, as are necessary with respect thereto or are reasonably requested by Manager. In addition, King's shall cooperate in good faith and use their best efforts to transition the ownership and operation of the Business to Manager. During such transition period, Jason Haubner shall have commercially reasonable access to the premises and the Business. In the event of a Repurchase pursuant to a termination of this Agreement, King's and Manager shall cooperate in good faith and use their best effort to transition the ownership and operation of the Business back to King's. To the extent that Manager receives payment for any of the Excluded Assets, Manager promptly shall remit such payments to King's. All dealer incentives, spiffs, rebates, holdbacks and any and all other manufacturer incentives of any kind (collectively, the "Incentives") accrued by King's during the Term shall be immediately paid by King's to Manager on the date that the Manager receives new dealer numbers from the Manufacturers; provided, however, that if this Agreement is terminated without Manager having received a dealer number from a Manufacturer, King's shall be entitled to retain the Incentives received from such Manufacturer during the Term. Manager shall, within 14 days, notify all vendors of the change in all billing accounts from King's to Manager.

     9.     Notices.  All notices, requests, consents  and  other
            -------
communications hereunder shall be in writing and shall be deemed to have been duly given (i) when received personally delivered or sent by facsimile, or (ii) within one business day after being sent by recognized overnight delivery service, and in each case addressed as follows:



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

     (a)  if to Manager to:        Russell Haehn
                                   c/o Yukon Int'l, Inc.
                                   23700 Aurora Road
                                   Bedford Heights, Ohio 44146

          with a copy to:          William E. Schonberg, Esq.
                                   Benesch, Friedlander, Coplan &
                                     Aronoff, LLP
                                   2300 BP Tower
                                   Cleveland, Ohio 44114
                                   Fax: (216) 363-4588

     (b)  if to King's, to:        7320 N. Western Avenue
                                   Chicago, Illinois
                                   Attention:  Jason Haubner

          with a copy to:          Steven E. Silverman
                                   630 Dundee Road, Suite 220
                                   Northbrook, Illinois  60062
                                   Fax:  (847) 562-4515


Any party by written notice to the other party may change the address or the persons to whom notices thereof shall be directed.

      10.   Miscellaneous.  This Agreement constitutes the entire
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agreement  of  the  parties with respect to  the  subject  matter hereof and supersedes all prior agreements relating thereto. This Agreement is governed by the laws of the State of Illinois
other  than  those relating to conflicts of laws.   Each  of  the
parties irrevocably submits to the jurisdiction and venue of the federal and state courts located in the county of Cook, Chicago,
Illinois.   A  party to this Agreement will not  be  bound  by  a
waiver of any right or remedy that inures to the party's benefit under this Agreement, or an amendment to this Agreement, unless the waiver or amendment is in writing signed by the party. Each party is represented by counsel and the preparation of this Agreement was the result of the mutual drafting of their counsel and it may not be construed for or against any party. A party does not breach this Agreement because of a delay or failure attributable to a cause beyond the reasonable control of the
party  and  which  could not have been reasonably  avoided.   The
unenforceability of a provision of this Agreement will not affect the enforceability of any other provision of this Agreement.


                    [Signature Page Follows]









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     INTENDING  TO  BE LEGALLY BOUND, the parties  have  executed this Agreement as of the day and year first above written.

                              "MANAGER"

                              Giant Motorsports, Inc.


                              By:_______________________________

                              Its:______________________________


                              "KING'S MOTORSPORTS"

                              King's Motorsports, Inc.


                              By:_______________________________

                              Its:______________________________

























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                           EXHIBIT "A"
                           -----------

                          MANUFACTURERS


  Ducati
  Honda
  Suzuki
  Yamaha